Filed Pursuant to Rule 424(b)(3)
Registration No. 333-69029

November 30, 2004

Prospectus Supplement No. 1
To Reoffer Prospectus, Dated December 24, 1998

of

MACK-CALI REALTY CORPORATION

Relating to

13,236,136 Shares of Common Stock of Mack-Cali Realty Corporation

        This prospectus supplement, dated November 30, 2004 (this "Supplement"), supplements our reoffer prospectus dated December 24, 1998 (the "Prospectus") that was filed as part of our Registration Statement on Form S-3, File No. 333-69029 (the "Registration Statement"), relating to the resale by certain of our stockholders (collectively, the "Selling Stockholders") who may receive shares of our common stock, par value $.01 per share, offered by this Supplement in conjunction with the Prospectus, in exchange for units of limited partnership interest ("Common Units") in Mack-Cali Realty, L.P.

        This Supplement presents certain information regarding the ownership of 235,000 shares of our common stock that may be acquired upon the redemption of 235,000 Common Units (the "Transferred Units") held by a Selling Stockholder that have been gifted to a charitable foundation (the "Assignee"), which Assignee is being added to the Prospectus as an additional Selling Stockholder to permit the resale of the 235,000 shares of common stock by the Assignees under the Registration Statement and pursuant to the Prospectus upon redemption of the Transferred Units. The 13,236,136 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to the assignment of the Transferred Units to the Assignee as reported in the table of Selling Stockholders contained in this Supplement. No additional securities are being registered hereby.

        You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

        The information contained in the following table is as of November 26, 2004, and supersedes and replaces the information relating to the Common Units and underlying shares of common stock issuable upon redemption of such Common Units held by David S. Mack that were reported in the table of Selling Stockholders, and the related footnotes, contained in the Prospectus.

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)	Percent of Shares Outstanding (%)(4)
David S. Mack(5)	2,157,947	2,157,947	0	3.42%
The David and Sondra Mack Foundation(6)	235,000	235,000	0	*

*
Beneficial Ownership of less than 1.0% omitted.

(1)
Includes outstanding shares of common stock, shares of common stock underlying options and restricted stock grants (both vested and unvested) and shares of common stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, as amended by this Supplement (including Common Units issuable upon the conversion of Series B Preferred Units and Common Units issuable upon the exercise of warrants to purchase Common Units).

(2)
Includes all of the shares of common stock that may be issued upon redemption of Common Units offered under the Prospectus, as amended by this Supplement, but not any other shares of common stock, Common Units or any preferred units beneficially owned by the Selling Stockholders.

(3)
Assumes all shares registered under this Prospectus, as amended by this Supplement, will be sold.

(4)
Assumes conversion of the Selling Stockholder's Series B Preferred Units for Common Units and redemption of all of the Selling Stockholder's Common Units for shares of our common stock.

(5)
Does not include 235,000 Common Units held by The David and Sondra Mack Foundation. On January 15, 2004, David S. Mack was appointed to our board of directors. Prior to becoming a member of our board of directors, Mr. Mack was a member of our advisory board.

(6)
The Common Units were transferred by David S. Mack as a charitable gift to The David and Sondra Mack Foundation, of which Mr. Mack is a trustee.

        Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements. Accordingly, the number of shares of our common stock offered hereby may increase or decrease. Full and complete copies of this Supplement and the Prospectus will be provided upon request.